FOR IMMEDIATE RELEASE

DOLLAR GENERAL NAMES JAMES W. THORPE

SENIOR VICE PRESIDENT, GENERAL MERCHANDISE MANAGER

OF SEASONAL, HOME & APPAREL

GOODLETTSVILLE, TENN. (May 8, 2006) –  Dollar General Corporation (NYSE: DG) has appointed  James W. Thorpe to senior vice president and general merchandise manager of seasonal, home and apparel.

Thorpe will lead the buying team in the key non-consumable categories. Along with Rita Branham, a Dollar General veteran who was promoted in March to senior vice president and general merchandise manager of consumables, Thorpe will help develop, direct and execute merchandising strategies for the company.  Both Branham and Thorpe report to Beryl Buley, division president of merchandising, marketing and supply chain. Thorpe’s appointment is effective May 15, 2006.

Thorpe previously served as the vice president and general merchandise manager of hard home for Sears Holding Corp., where he built a solid 15-year retail career. At Sears, Thorpe was also tapped as vice president of business development, divisional merchandise manager of consumer electronics, appliances buyer and commercial sales manager.

 “Jim comes to us with exceptional skills and experience in an important merchandise area for Dollar General,” said Buley.  “He has a sound track record of galvanizing his team and raising the performance of key categories. Jim is an excellent addition to the Dollar General team.”

Thorpe holds an MBA from the University of Illinois, and a bachelor’s degree from the University of Massachusetts.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 8,072 neighborhood stores as of April 28, 2006.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, house wares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

For Dollar General: Tawn Earnest (media), (615) 855-5209

                                  Emma Jo Kauffman (investors), (615) 855- 5525

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